Exhibit 99.1

Towerstream Announces $4 Million Public Offering

MIDDLETOWN, R.I., Sept. 16, 2016 (GLOBE NEWSWIRE)—Towerstream Corporation (Nasdaq: TWER), a leading Fixed-Wireless Fiber Alternative company, today announced the pricing of a public offering. The offering consists of 2,962,963 shares of common stock at $1.35 per share for a total of $4,000,000 before the underwriter's discount and expenses.

Laidlaw & Company (UK) Ltd. acted as the sole book-running manager for the offering.

The Company has granted the underwriter an option for a period of up to 45 days from the date of the prospectus to purchase up to an aggregate of 444,444 shares of the Company's common stock to cover overallotments.

A registration statement relating to these securities was previously filed on Form S-1 (333-212995) with the Securities and Exchange Commission (the "SEC"), and was declared effective by the SEC on September 16, 2016. A final prospectus relating to the offering may be obtained on the SEC's website located at www.sec.gov, and electronic copies of the final prospectus may also be obtained from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Towerstream Corporation

Towerstream Corporation (NASDAQ:TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Forward Looking Statements:

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's clinical trials and product development pipeline. We have no assurance that all of the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2015, as amended and supplemented from time to time and the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net